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                                                                    EXHIBIT 23.5

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                           CONSENT OF UBS WARBURG LLC

    We hereby consent to the use of Annex C containing our opinion letter dated June 24, 2001 to the Board of Directors of Homestake Mining Company in the Proxy Statement/Prospectus constituting a part of the Registration Statement on Form F-4 relating to the acquisition of Homestake Mining Company by Barrick Gold Corporation and to the references to our firm in such Proxy Statement/ Prospectus. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                          /s/ UBS WARBURG LLC
                                          UBS Warburg LLC

New York, New York
July 16, 2001